ADVISORY AGREEMENT

THIS AGREEMENT made this 1st day of July, 2012 (the “Effective Date”).

BETWEEN:

Blue Sphere Corporation, a Nevada company with a business office in Even Yehuda, Assuta Street, Israel.

(the “Company”)

AND:

Joshua Shoham from 18 Amir Gilboa Street Tel Aviv, Israel.

(the “Advisor”)

WHEREAS:

A.           The Company has proposed the Advisor to serve as the Strategic and Business Advisor of the Company while maintaining his role of Chairman of the Board of Director and Director with Eastern Sphere Ltd., an Israeli fully owned subsidiary of the Company

B.           The Advisor and the Company wish to formally record the terms and conditions upon which the Advisor will be hired by the Company and, each of the Company and the Advisor, have agreed to the terms and conditions set forth in this Agreement, as evidenced by their execution hereof; and

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1
CONTRACT FOR SERVICES

1.1	Engagement of Advisor. The Company hereby agrees to hire the Advisor in accordance with the terms and provisions hereof.

(i)          Term. Unless terminated earlier in accordance with the provisions hereof, this Agreement will commence on the date of execution hereof (the “Commencement Date”) and will continue for a period of Five (5) years from the Commencement Date (the “Term”).

(b)	Service. The Advisor agrees to faithfully, honestly and diligently serve the Company and to devote the time, attention efforts to further the business and interests of the Company and utilize his professional skills and care during the Term.

1.2	The Company acknowledges that the advisory services given by the Advisor are not on an exclusive basis and that the Advisor has other business activities.

1.3	Duties:

(a)	The advisory services plans will be prepared jointly by the Chief Executive Officer of the Company and the Advisor from time to time.

(b)	The Advisor will assist the Company in the process of taking strategic decisions, in business development, in the preparation of annual budgets, in project's appraisal, in financial analyses and in deals' structuring. The Company will work in full transparency with the Advisor in order to facilitate his work as Strategic and Business Advisor and will disclose to him all information, data, agreements that are substantial to the Company's business and/or necessary for the Advisor's successful work.

Article 2
COMPENSATION

2.1	Remuneration.

(a)	For services rendered by the Advisor during the Term, the Advisor will be paid a monthly remuneration, payable within 10 days after the end of each month against an invoice, of US$10,000 + VAT (the “Fee”). Subsequently, the Fee will increase to a gross monthly rate of USD $15,000 + VAT. The Fee will be paid in NIS translated pursuant to the official representative rate of exchange of the US$ as published by the Bank of Israel on the payment date. The Advisor acknowledges that presently the Company doesn't have sufficient funds to pay for the advisory services and agrees that his fees will be registered in the Company's books as a loan given to the Company by the Advisor. Advisory fees will be accumulated in the Company's books as loan. Advisory fees will be paid by the Company when it will have the funds to do so, at the same time and priority as debts that will be paid to employees of the Company. The Advisor will have the option, at any time, to convert the above mentioned accumulated debt, or part of it into shares of the Company at the average traded price of the 10 days prior to the date of the request by the Advisor to exercise this option. This option will survive the Term of this agreement.

(b)	In addition to the professional fees, the Company will grant Advisor additional compensation in the form of cash or shares in cases of extraordinary contribution by you to the benefit of the Company.

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(c)	The Advisor’s position with the Company requires a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Advisor; therefore the Advisor will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

2.2	Incentive Plans. The Advisor will be entitled to participate in any bonus plan or incentive compensation plans for its employees, adopted by the Company.

2.3	Expenses. The Advisor will be reimbursed by the Company for all reasonable business expenses incurred by the Advisor and pre-approved by the Company in connection with his duties. This includes, but not only, payments of expenses incurred when traveling abroad, per diem payments for travel abroad according to the rules set forth by the Israeli Tax Authorities and others.

Article 3
Insurance and Benefits

3.1	Liability Insurance Indemnification. The Company will insure the Advisor (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense.

Article 4
CONFIDENTIALITY AND NON-COMPETITION

4.1	Maintenance of Confidential Information.

(a)	The Advisor acknowledges that, in the course of advisory hereunder, the Advisor will, either directly or indirectly, have access to and be entrusted with Confidential Information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers.

(b)	The Advisor acknowledges that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Advisor covenants and agrees that, as long as he works for the Company, the Advisor will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

(c)	The Advisor agrees that, upon termination of his services for the Company, he will immediately surrender to the Company all Company Confidential Information then in his possession or under his control.

4.2	Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

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(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of the Advisor;

(c)	is already in the lawful possession of the Advisor at the time of receipt of the Company’s Confidential Information; or

(d)	is compelled by applicable law to be disclosed, provided that the Advisor gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

4.3	Non Competition. The Advisor agrees and undertakes that he will not, so long as this agreement is in force, become financially interested in or be employed by business or venture that competes directly with the Company’s business.

4.4	No Solicitation.

(a)	“Customer”: For the purposes of this Agreement, “Customer” means any Person who is, at any time during the Term of this agreement, a customer of the Company.

(b)	The Advisor covenants and undertakes that he will not, at any time during the Term of this Agreement for any reason, directly or indirectly, in any way:

(i)          solicit, hire or engage the services of any employee of the Company or its affiliates or persuade or attempt to persuade any such individual to terminate his employment or relationship with the Company or any of its Affiliates;

(ii)         persuade or attempt to persuade any Customer to restrict, limit or discontinue purchasing or retaining the services provided by the Company or any of its affiliates to any such Customer or to reduce the amount of business which any such Customer has customarily done, or contemplates doing, with the Company or any of its affiliates in respect of the Company’s business, or to solicit or take away, or attempt to solicit or take away, from the Company or any of its affiliates any of its Customers in respect of the Company’s business.

Article 5
termination

This agreement may be terminated for Cause by any of the parties with a prior notice of 12 months.  Cause is defined as the Advisor conviction of, or plea of guilty to any crime involving dishonesty, fraud or moral turpitude. During the notice period, both parties to this Agreement will fulfil their duties and obligations under this Agreement. It is agreed that, in the event of termination of this agreement, neither the Company, nor the Advisor will be entitled to any notice, or payment in excess of that specified in this Article 5.

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Article 6
Mutual Representations

6.1	The Advisor represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and

(b)	do not require the consent of any person or entity.

6.2	The Company represents and warrants to the Advisor that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and

(b)	do not require the consent of any person of entity.

6.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

Article 7
notices

7.1	Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Blue Sphere Corporation

35 Assuta Street, Even Yehuda, Israel

(b)	and in the case of the Advisor, to the Advisors’s last residence address known to the Company.

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7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

Article 8
GENERAL

8.1	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.2	Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

8.3	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

8.4	Assignment. Except as herein expressly provided, the respective rights and obligations of the Advisor and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, enure to the benefit of and be binding upon the Advisor and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.5	The Company acknowledges and agrees that the Advisor may submit to the Company invoices from a company that employs him in lieu of invoices on his name. The Advisor confirms that any such invoice will replace his own invoice and he agrees that his fees will be paid by the Company to third parties provided that it is done as per his instructions to the Company.

8.6	Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

8.7	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

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8.8	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.9	Time. Time is of the essence in this Agreement.

8.10	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Israel applicable therein, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable Tel-Aviv court.

IN WITNESS WHEREOF

the parties hereto have executed this Agreement effective as of the date and year first above written.

Per:
	Blue Sphere Corporation	Joshua Shoham

Name:	Shlomo Palas

Title:	Chief Executive Officer

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